Exhibit 5.1

Hogan Lovells US LLP 100 International Drive Suite 2000 Baltimore, MD 21202 United States T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

July 23, 2024

Tevogen Bio Holdings Inc.

15 Independence Boulevard, Suite #410

Warren, New Jersey 07059

To the addressee referred to above:

We are acting as counsel to Tevogen Bio Holdings Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to (A) the issuance by the Company of up to an aggregate of 42,474,978 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”), comprising (i) 17,974,978 shares of Common Stock (the “Warrant Shares”) underlying warrants to purchase shares of Common Stock (the “Warrants”), including 725,000 Warrants originally issued in a private placement (the “Private Placement Warrants”), and (ii) 24,500,000 shares of Common Stock issuable upon the achievement of certain earnout triggering events (the “Earnout Shares”), and (B) the resale, from time to time, by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto (the “Prospectus”) or their permitted transferees of (i) up to an aggregate of 24,851,308 shares of Common Stock (the “Resale Shares”), including (1) 500,000 Warrant Shares issuable upon exercise of Private Placement Warrants, (2) 500,000 shares of Common Stock issuable upon conversion (the “Series A Conversion Shares”) of shares of the Company’s Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Shares”), (3) 600,000 shares of Common Stock issuable upon conversion (the “Series A-1 Conversion Shares” and, together with the Series A Conversion Shares, the “Conversion Shares”) of the Company’s Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Shares”), and (4) 23,251,308 shares of Common Stock held by certain of the selling stockholders identified in the Prospectus; and (ii) the Private Placement Warrants. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in:  Alicante  Amsterdam  Baltimore  Berlin  Beijing  Birmingham  Boston  Brussels  Colorado Springs  Denver  Dubai  Dusseldorf  Frankfurt  Hamburg  Hanoi  Ho Chi Minh City  Hong Kong  Houston  Johannesburg  London  Los Angeles  Luxembourg  Madrid  Mexico City  Miami  Milan  Minneapolis  Monterrey  Munich  New York  Northern Virginia  Paris  Philadelphia  Riyadh  Rome  San Francisco  São Paulo  Shanghai  Silicon Valley  Singapore  Sydney  Tokyo  Warsaw  Washington, D.C.  Associated Offices:  Budapest  Jakarta  Shanghai FTZ.  Business Service Centers:  Johannesburg  Louisville. For more information see www.hoganlovells.com

Tevogen Bio Holdings Inc.	-2-	July 23, 2024

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that, as of the date hereof:

(A)	The Resale Shares have been duly authorized and (other than the Conversion Shares and the Warrant Shares) are validly issued, fully paid, and nonassessable.

(B)	The Conversion Shares have been duly authorized and, following the issuance of the Conversion Shares upon conversion of the Series A Preferred Shares and the Series A-1 Preferred Shares in accordance with the Certificate of Designation of Series A Preferred Stock or the Certificate of Designation of Series A-1 Preferred Stock, as applicable, and the Certificate of Incorporation of the Company, will be validly issued, fully paid, and nonassessable.

(C)	The Earnout Shares have been duly authorized and, following the issuance of the Earnout Shares in accordance with the terms of the Agreement and Plan of Merger, dated June 28, 2023, by and among the Company, Semper Merger Sub, Inc., SSVK Associates, LLC, Tevogen Bio Inc, and Ryan Saadi, in his capacity as seller representative, will be validly issued, fully paid, and nonassessable

(D)	The Warrant Shares have been duly authorized and, following (i) the exercise of the applicable Warrants in accordance with their terms, (ii) the receipt by the Company of the exercise price for the Warrant Shares as specified in the applicable Warrants, and (iii) the issuance of the Warrant Shares thereunder, the Warrant Shares will be validly issued, fully paid, and nonassessable.

(E)	The Private Placement Warrants constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP